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                                                            EXHIBIT 99.1


                   [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Shareholder Inquiries:
FOR IMMEDIATE RELEASE                  J. STEVEN WISE, Manager,
Baltimore, Maryland - July 18, 2000    Corporate & Government Affairs
                                       (410) 659-4859


CROWN CENTRAL RECEIVES APEX AMENDED SEC FILING
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     Crown Central Petroleum Corporation (CNPa and CNPb on the American
Stock Exchange) announced today that Apex Oil Company, Inc., a Missouri Corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, filed an amended Schedule 13D with the Securities and Exchange Commission on July 17, 2000. This filing followed a meeting held on July 14, 2000 between Michael F. Dacey, Chairman of Crown's Special Committee of Independent Directors, representatives of Credit Suisse First Boston Corporation (CSFB), Crown's investment advisor, and representatives of Apex. The Chairman of Crown's Special Committee of Independent Directors and representatives of CSFB held this meeting with representatives of Apex to afford Apex an opportunity to provide information regarding the financial contingency in its bid. At the meeting, Apex stated that it intended to subsequently notify Crown of an increase in its cash bid.
     In its amended Schedule 13D, Apex announced an increase in its previously disclosed offer to acquire by merger all of the issued and outstanding Class A and Class B common stock held by Crown's stockholders, other than Apex and parties related to Apex, from a price of $10.00 per share to a price of $10.50 per share.

     Apex also announced the amendment of its alternative proposal for a stock for stock merger in which existing Crown stockholders would retain their Crown shares (which Apex states would be valued at $10.50 per share for this purpose) and Apex would be issued sufficient Crown shares to have voting control of Crown. This alternative proposal is stated to include a shortfall distribution if the stock of the merged company fails to reach an average closing price of $12.50 per share for any period of twenty consecutive trading days during the one year period following closing of the proposed transaction. Apex has also stated that it will provide a letter of credit to secure payment of the shortfall distribution.

     Crown has referred Apex's amended Schedule 13D to the Special
Committee.

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     As previously announced, Crown entered into a binding merger agreement dated April 7, 2000 with Rosemore, Inc., a Maryland corporation that owns approximately 49% of Crown's Class A common stock and 11% of Crown's Class B common stock, pursuant to which Rosemore would acquire all of the issued and outstanding Class A and Class B common stock held by stockholders other than Rosemore for a price of $9.50 per share.

     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 330 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S, and 13 product terminals along the Colonial, Plantation and Texas Eastern Product pipelines.